Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON
TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com

April 13, 2018

Delek Logistics Partners, LP
Delek Logistics Finance Corp. 7102 Commerce Way Brentwood, Tennessee 37027

Ladies and Gentlemen:
As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) of Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), Delek Logistics Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), and the guarantors listed on Annex A hereto (the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) $250 million aggregate principal amount of the Issuers’ 6.75% Senior Notes due 2025 (the “Exchange Notes”) to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 6.75% Senior Notes due 2025 (the “Outstanding Notes”), and (ii) the guarantees (the “Guarantees”) of the Exchange Notes by the Guarantors, certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for the Issuers and Guarantors by us. The Exchange Notes and the related Guarantees are to be issued under an Indenture, dated as of May 23, 2017 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of March 22, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
In our capacity as your counsel in connection with the matters referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the First Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof; (ii) the Third Amended and Restated Limited Liability Company Agreement of Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof; (iii) the Bylaws of Finance Corp. and the Certificate of Incorporation of Finance Corp., each as amended to the date hereof; (iv) the limited liability company agreement, limited partnership agreement or other operating agreement and the certificate of formation or certificate of limited partnership of each of the Guarantors, each as amended to the date hereof; (v) the Base Indenture; (vi) the Supplemental Indenture; (vii) originals, or copies certified or otherwise identified, of the partnership, limited liability company and corporate records of the General Partner, Finance Corp. and the Guarantors, as applicable, including minute books of the General Partner, Finance Corp. and the Guarantors as furnished to us by the General Partner, Finance Corp. and the Guarantors; (viii) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Issuers, the General Partner and Guarantors, statutes and other instruments and documents; and (ix) the Registration Statement as a basis for the opinions hereinafter expressed.
In giving this opinion, we have relied, to the extent we deemed appropriate, on certificates, statements and other representations of officers and other representatives of the General Partner, Finance Corp. and the Guarantors and of public officials with respect to the accuracy of the material factual matters contained therein or covered thereby and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete.
In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and (iii) the Exchange Notes will have

Delek Logistics Partners, LP Delek Logistics Finance Corp.	2	April 13, 2018

been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.
The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

2.
The Guarantees, when issued, will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and remedies generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the contract laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware, the laws of the State of Texas and applicable federal law of the United States of America, in each case as in effect on the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Baker Botts L.L.P.

Annex A
Guarantors

Delek Crude Logistics, LLC
Delek Logistics Operating, LLC
Delek Marketing & Supply, LP
Delek Marketing GP, LLC
Delek Marketing-Big Sandy, LLC
Delek Transportation, LLC
DKL Big Spring, LLC
DKL Caddo, LLC
DKL RIO, LLC
El Dorado Pipeline Company, LLC
Magnolia Pipeline Company, LLC
Paline Pipeline Company, LLC
SALA Gathering Systems, LLC